Exhibit 10.1

ROYALTY SALE AGREEMENT

THIS ROYALTY SALE AGREEMENT (“Agreement”) is made and entered into as of this 5th day of December 2006, by and between Orthovita, Inc., a Pennsylvania corporation with principal offices at 77 Great Valley Parkway, Malvern, Pennsylvania 19355 (“Orthovita”), and Angiotech Pharmaceuticals (US), Inc., a Washington corporation with principal offices at 101 W. North Bend Way, Suite 201, PO Box 2840, North Bend, WA 98045 (“Angiotech”).

W I T N E S S E T H :

WHEREAS, pursuant to that certain License Agreement executed as of March 20, 2006 and effective January 1, 2006 (the “Original Agreement”) by and between Orthovita and Angiotech, Angiotech licensed to Orthovita certain rights relating to the Products (as defined therein);

WHEREAS, under the terms of the Original Agreement, Orthovita is obligated to pay Angiotech a share of all revenue that Orthovita and its affiliates receive from Net Sales (as defined in the Original Agreement) of certain Products at the royalty rate specified in such agreement;

WHEREAS, Orthovita desires to purchase from Angiotech, and Angiotech desires to sell to Orthovita, all of the royalties payable by Orthovita under the Original Agreement as described above for an aggregate purchase price of USD$9,000,000 (the “Purchase Price”);

WHEREAS, at Closing, Orthovita and Angiotech will amend and restate the Original Agreement, a copy of which Amended and Restated License Agreement is attached hereto as Exhibit A (the “Amended and Restated License Agreement”), whereby in combination with this Agreement Orthovita will purchase from Angiotech, and Angiotech will sell to Orthovita, all of Angiotech’s right, title and interest in and to 100% of the royalties payable by Orthovita under the Original Agreement (the “Purchased Royalties”), which purchase and sale will be effected by this Agreement and by eliminating in the Amended and Restated License Agreement Orthovita’s obligation to pay royalties to Angiotech;

WHEREAS, in consideration for the foregoing amendment and restatement of the Original Agreement and the purchase and sale pursuant to this Agreement, Orthovita will pay the Purchase Price to Angiotech as provided herein;

NOW, THEREFORE, in consideration of the promises hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE OF ROYALTIES

Subject to the terms and conditions of this Agreement and on the basis of the representations, warranties, covenants and agreements contained herein, at the Closing (as defined below), Angiotech shall sell, transfer, assign, convey and deliver to Orthovita, and Orthovita shall purchase and acquire from Angiotech, upon payment of the Purchase Price, the Purchased Royalties.

ARTICLE II

THE CLOSING; CLOSING CONDITIONS

The consummation of the transactions contemplated by this Agreement (the “Closing”) shall be held on December 29, 2006 at the offices of Orthovita, or at such other place as the parties may mutually agree. The “Closing Date” shall be the date on which the Closing takes place. The Closing shall be subject to the satisfaction of the conditions set forth below:

(a)	Amended and Restated License Agreement. Each of the parties shall execute and deliver the Amended and Restated License Agreement in the form attached hereto as Exhibit A;

(b)	Payment by Orthovita. Orthovita shall deliver to Angiotech payment, by wire transfer of immediately available funds to the account set forth on Exhibit B, of the Purchase Price; and

(c)	Officer’s Certificates. Each party shall deliver to the other a certificate of a duly authorized officer of such party, dated the Closing Date, to the effect that all representations and warranties of such party contained in Article III of this Agreement are true and correct in all material respects as of the Closing Date..

ARTICLE III

REPRESENTATIONS, WARRANTIES AND COVENANTS

3.1 Representations and Warranties. Each of the parties represents and warrants that:

(a)	This Agreement is and the Amended and Restated License Agreement, when entered into by the parties, will be the valid and binding obligation of such party, enforceable against such party in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, moratorium, reorganization and other similar laws of general applicability relating to or affecting creditors’ rights or by general principles of equity (whether considered in a proceeding in equity or at law);

(b)	Each of this Agreement and the Amended and Restated License Agreement has been duly authorized by all necessary action on the part of such party, and has been validly executed and delivered by such party;

(c)	The Original Agreement has not been satisfied, amended, modified, discharged, canceled, subordinated or rescinded, in whole or in part (other than by (i) the performance of the obligations thereunder in accordance with its terms or (ii) the Amended and Restated License Agreement that shall become effective upon the Closing), and no notice of termination has been given under the Original Agreement; and

(d)	There is no investment banker, broker, finder, financial advisor or other intermediary who has been retained by or is authorized to act of behalf of such party who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

3.2 Effect of Amendment and Restatement. Each of the parties hereto agrees that, effective immediately upon the occurrence of the Closing, the Original Agreement shall be amended and restated in the form attached hereto as Exhibit A and the Amended and Restated License Agreement shall be effective and in full force and effect and shall constitute the valid and binding obligation of each such party. Each of the parties hereto shall be released from all of their respective duties, obligations, covenants and other liabilities to one another under the Original Agreement, whether presently known or unknown, none of which shall survive amending and restating except as such duties, obligations, covenants and other liabilities remain in the Amended and Restated License Agreement.

ARTICLE IV

CONFIDENTIALITY

The provisions set forth in Article XIII of the Amended and Restated License Agreement shall apply to this Agreement. The parties agree that this Agreement may be disclosed in full (exclusive of the Exhibits hereto) in periodic reports to the Securities and Exchange Commission or to any Regulatory Authority (as defined in the Amended and Restated License Agreement).

ARTICLE V

MISCELLANEOUS

5.1 Governing Law. It is expressly agreed that the validity, performance and construction of this Agreement shall be governed by the laws and jurisdiction of the State of New York, without regard to its conflicts of laws provisions.

5.2 Expenses. All fees, costs and expenses (including any legal, accounting and banking fees) incurred in connection with this Agreement and to consummate the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses.

5.3 Notices. Any notice required or permitted to be given under this Agreement by one of the parties to the other shall be given for all purposes by delivery in person, registered air-mail, commercial courier services, postage prepaid, return receipt requested, or by fax addressed to:

If to Angiotech:	Angiotech Pharmaceuticals (US), Inc.
101 W. North Bend Way, Suite 201
PO Box 2840
North Bend, WA, U.S.A. 98045
Fax No. (425) 831-3091
	Attention:	General Counsel

With a copy to:	Angiotech Pharmaceuticals, Inc.
1618 Station Street
Vancouver, BC, Canada V6A 1B6
Fax No. (604) 221-2330
	Attention:	General Counsel
	Attention:	Vice President, Business Development

If to Orthovita:	Orthovita, Inc.
77 Great Valley Parkway
Malvern, PA, U.S.A. 19355
Fax No. (610) 640-2603
	Attention:	President and CEO
	Attention:	Corporate Counsel

5.4 No Waiver. Neither Orthovita’s nor Angiotech’s failure to enforce at any time any of the provisions of this Agreement or any right with respect thereto, shall be considered a waiver of such provisions or rights or in any way affect the validity of same. Neither Orthovita’s nor Angiotech’s exercise of any of its rights shall preclude or prejudice either party thereafter from exercising the same or any other right it may have, irrespective of any previous action by either party.

5.5 Arbitration Procedure. Except as expressly provided otherwise herein, any dispute, controversy or claim arising out of or in relation to or in connection with this Agreement shall be exclusively and finally settled by confidential arbitration, and any party may submit such a dispute, controversy or claim to arbitration. The arbitration proceeding shall be held at the location of the non-instituting party in the English language and shall be governed by the rules of the American Arbitration Association (the “AAA”) as amended from time to time. Any procedural rule not determined under the rules of the AAA shall be determined by the laws of New York, other than those laws that would refer the matter to another jurisdiction. A single arbitrator shall be appointed by unanimous consent of the parties. If the parties cannot reach agreement on an arbitrator within forty-five (45) days of the submission of a notice of arbitration, the appointing authority for the implementation of such procedure shall be the AAA, who shall appoint an independent arbitrator who does not have any financial or conflicting interest in the dispute, controversy or claim. If the AAA is unable to appoint, or fails to appoint, an arbitrator within ninety (90) days of being requested to do so, then the arbitration shall be heard by three (3) arbitrators, one selected by each party within thirty (30) days of being required to do so, and the third promptly selected by the two arbitrators selected by the parties. The arbitrator(s) shall announce the award and the reasons therefor in writing within six (6) months after the conclusion of the presentation of evidence and oral or written argument, or within such longer period as the parties may agree upon in writing. The decision of the arbitrator(s) shall be final and binding upon the parties. Judgment upon the award rendered may be entered in any court having jurisdiction over the person or the assets of the party owing the judgment or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be. Unless otherwise determined by the arbitrator(s), each party involved in the arbitration shall bear the expense of its own counsel, experts and presentation of proof, and the expense of the arbitrator and the AAA (if any) shall be divided equally among the parties to the arbitration.

5.6 Headings. The headings in this Agreement are inserted for convenience only and shall not affect its construction.

5.7 References to Law. References to any law, regulation, statute or statutory provision includes a reference to the law, regulation, statute or statutory provision as from time to time amended, extended or re-enacted.

5.8 Integral Part. Any and all schedules or exhibits referred to herein shall be considered an integral part of this Agreement.

5.9 Severability. If any term or provision of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any jurisdiction, then, to the extent that the economic and legal substance of the transactions contemplated hereby is not affected in a manner that is materially adverse to any party, all other terms and conditions of this Agreement shall nevertheless remain in full force and effect and the enforceability and validity of the offending term or provision shall not be affected in any other situation or jurisdiction.

5.10 Successors. This Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties.

5.11 Entire Agreement. This Agreement and the exhibits attached hereto constitute the entire understanding between the parties with respect to the subject matter hereof, and supersede all other understandings and negotiations with respect thereto.

5.12 Execution of Agreement. This Agreement may be executed by original or facsimile signature in several counterparts, all of which shall be deemed to be originals, and all of which shall constitute one and the same Agreement. Notwithstanding the foregoing, the parties shall deliver original execution copies of this Agreement to one another as soon as practicable following execution thereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

ANGIOTECH PHARMACEUTICALS (US), INC.		ORTHOVITA, INC.

By:	/s/ David Hall	By:	/s/ Antony Koblish
Name:	David Hall	Name:	Antony Koblish
Title:	Chief Financial Officer	Title:	President & CEO